Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-8) pertaining to the UICI Employee Stock Ownership and Savings Plan and to the incorporation by reference therein of our report dated May 7, 2004, with respect to the statements of net assets available for benefits, statements of changes in net assets available for benefits, and schedules of the Plan included in its Annual Report (11-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Whitley Penn
Whitley Penn

Fort Worth, Texas
June 23, 2004